UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 20, 2005
OM GROUP, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)
001-12515
(Commission File Number)
52-1736882
(I.R.S. Employer Identification Number)
127 Public Square
1500 Key Tower
Cleveland, Ohio 44114-1221
(Address of principal executive offices)
(Zip code)
(216) 781-0083
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
(a)	On December 20, 2005, OM Group, Inc. (the “Company”) entered into a Revolving Credit Agreement with National City Bank, as administrative agent, and certain other lending institutions that replaced a similar credit facility the Company entered into on August 7, 2003. Under the Revolving Credit Agreement, the Company may borrow up to $100,000,000, including up to the equivalent of $25,000,000 in Euros or other foreign currencies. The Revolving Credit Agreement includes an “accordion” feature under which the Company may increase the facility by $50,000,000, to a maximum of $150,000,000, subject to certain conditions. Obligations under the Revolving Credit Agreement are guaranteed by each of the Company’s U.S. subsidiaries and are secured by a lien on the assets of the Company and such subsidiaries. The Revolving Credit Agreement provides for interest-only payments during its term, with principal due at maturity. The Company has the option to specify that interest be calculated based either on a London interbank market rate or a base rate, plus a calculated margin amount. The Revolving Credit Agreement matures on December 20, 2010.

The Revolving Credit Agreement contains certain covenants, including financial covenants that require the Company to (i) maintain a minimum cash flow coverage ratio and (ii) not exceed a certain debt to adjusted earnings ratio. As of December 20, 2005, the Company was in compliance with all of the covenants in the Revolving Credit Agreement.

(b)	A copy of the Company’s form of non-incentive stock option agreement under the 1998 Long-Term Incentive Compensation Plan, as approved by the compensation committee of the board of directors, is attached hereto as Exhibit 99.1. A copy of the Company’s form of non-incentive stock option agreement under the 2002 Stock Incentive Plan, as approved by the compensation committee, is attached hereto as Exhibit 99.2. A copy of the Company’s form of restricted stock agreement, as approved by the compensation committee, is attached hereto as Exhibit 99.3.
Item 9.01(c) Exhibits
Exhibit 99.1	Form of Non-Incentive Stock Option Agreement under the 1998 Long-Term Incentive Compensation Plan

Exhibit 99.2	Form of Non-Incentive Stock Option Agreement under the 2002 Stock Incentive Plan

Exhibit 99.3	Form of Restricted Stock Agreement under the 1998 Long-Term Incentive Compensation Plan and the 2002 Stock Incentive Plan
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OM Group, Inc.

(Registrant)
Date: December 21, 2005	/s/ Valerie Gentile Sachs

Name: Valerie Gentile Sachs Title: Vice President, General Counsel and Secretary

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